Exhibit 99.1

       STILLWATER MINING COMPANY RESUMES OPERATIONS AT ITS STILLWATER MINE

    BILLINGS, Mont., Sept. 2 /PRNewswire-FirstCall/ -- STILLWATER MINING COMPANY (NYSE: SWC)

    Employees at the Stillwater Mining Company's Stillwater Mine, located near Nye, Montana, returned to work this morning and normal mining operations are resuming following closure of the facility from Wednesday evening through Friday due to the Derby wildfire. Smoky conditions have abated in the mine area, permitting fire officials to reopen access roads to the mine. The mine facilities were not affected as a result of the fire.

    Frank McAllister, Stillwater Mining Company's Chairman and CEO, expressed the Company's appreciation for the efforts of firefighters and other emergency personnel. "We recognize the tireless efforts of all in protecting life and property and in caring for those displaced by the fire. It is a credit to their efforts that the consequences of this fire were not much worse. Many Stillwater employees participated and continue to participate in the firefighting effort. The Company is working with the Red Cross and other community organizations in providing relief to those affected by this blaze."

    Addressing the effect of the fire on Company operations, Mr. McAllister continued, "While clearly there has been some production loss during the period of this fire and it may take a day or two to get the mine back into full production, we do not expect any change in our production guidance for the year at this time. Production to date for the third quarter at Stillwater has been strong and should help offset the missed production during the shutdown."

    Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa and the Russian Federation. The Company's shares are traded on the New York Stock Exchange under the symbol SWC. Information on Stillwater Mining Company can be found at its website: http://www.stillwatermining.com.

SOURCE  Stillwater Mining Company
    -0-                             09/02/2006
    /CONTACT: Dawn E. McCurtain of Stillwater Mining Company, +1-406-373-8787/ /Web site: http://www.stillwatermining.com /
    (SWC)